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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of the following reports, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-179487) and related Prospectus of EQT Midstream Partners, LP for the registration of common units representing limited partner interests:

  (1)
  Our report dated March 30, 2012 relating to the financial statements of EQT Midstream Partners Predecessor

  (2)
  Our report dated June 1, 2012 relating to the balance sheet of EQT Midstream Partners, LP

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
June 5, 2012

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Consent of Independent Registered Public Accounting Firm